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                                                                   Exhibit 10.18

July 16, 1999

Mr. Bill J. Van Cleave
31705 Tradewinds Drive
Avon Lake, OH 44012

Dear Bill:

It is with great pleasure that I offer to you the position of Vice President - Marketing. In the event you accept our offer and the conditions associated to the offer, your compensation and benefits will include:

     . Your gross base salary will be $150,000 per year, paid at the bi-weekly rate of $5,769.23.

     .    You will receive 3 weeks of paid vacation in 1999.

     . At the discretion of the Board of Directors, you will receive options to purchase shares of Class A common stock of FTD.COM INC. in an amount equal to 0.5% of the common stock of FTD.COM INC. outstanding immediately prior to the Company's proposed initial public offering (the "IPO"). It is expected that those options will be granted contemporaneously with the closing of the IPO at an exercise price equal to the IPO price. In the event the IPO is not consummated by December 31, 1999, these stock options would be granted on December 31, 1999 at the fair market value of the Class A common stock as determined by the Board of Directors of the Company. Vesting of these options would begin on your start date and would vest in equal amounts on each of the first four anniversaries of your start date. The other terms of these options will be governed by the Company's stock option plan which is expected to be adopted at any upcoming board meeting. As noted above, the option grants and terms are subject to Board approval. Also, contingent upon your acceptance of this offer, you will be entitled to participate in the Company's Key Management Incentive Plan ("KMIP"), which would entitle you to a bonus of up to 50% of your base salary, payable after the end of each fiscal year. You will also be eligible to receive one years' severance with mitigation.

     . You will be eligible to participate in a wide variety of benefits offered to all FTD.COM employees. Most benefits commence on the first day of the month following 90 days of employment. We will reimburse you for reasonable COBRA payments made by you from the date of the acceptance until you begin participation in our benefit programs. On your first day, a representative from FTD.COM will assist you in filling out the necessary employment forms. Please bring forms of identification. This offer is made contingent upon producing these documents and executing various documents governing the terms of your employment, severance arrangements, maintenance of the confidentiality of certain information and related agreements.
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Mr. Bill Van Cleave
July 15, 1999
Page 2



Bill, I look forward to you joining FTD.COM team and know that you will make a valuable contribution. If you have any questions, please contact me at (630) 719-2504. Please indicate your acceptance of this offer no later than July 20, 1999.

Sincerely,

/s/

Michael Soenen
President & CEO



Agreed and Accepted:


/s/ Bill Van Cleave
---------------------------
Bill Van Cleave